Employment Agreement-Champion

Employment Agreement, made as of January 1, 2010, by and between, Gill Champion, an individual with an address at 411 North Oakhurst Drive, Beverly Hills, CA 90210 (“Champion”) and POW! Entertainment Inc. a Delaware corporation with an address at 9440 Santa Monica Boulevard, Beverly Hills, Suite 620, CA 90210 (“POW!”)

1.           Employment of Champion.   Champion will serve as the Chief Operating Officer of POW!. As such he shall report to the Board of Directors of POW! and perform such duties as they determine. Champion will work for POW! on a full time basis and will be based in Los Angeles.  In the event that Champion acts in a Producer capacity for any media productions, all fees generated thereby shall belong to POW!

3.           Term and Termination.   The term of Champion’s employment shall continue unless or until Champion resigns or is terminated, with cause.  Either party may terminate this Agreement for cause, upon the giving of 30 days prior notice to the other, describing the cause, provided that the other party fails to cure such cause within such 30 days following notice.

4.           Salary.   As compensation to Champion for all rights and services contributed by Champion and notwithstanding any disability, POW! shall provide the following compensation:

(a)
A base salary of  $475,000 per annum, provided that $100,000 of which shall be deferred until POW! receives investment through the sale of its Series A Preferred Shares or otherwise after the date hereof, in the amount of $2,000,000 or more.

(b)	Champion will receive prompt reimbursements for all reasonable ordinary and necessary business expenses incurred by him on behalf of POW!,;

(c)	POW! shall seek to acquire medical insurance if not otherwise provided for Champion and his family; and

(d)	Champion shall participate in any option plan adopted by POW!, as and when it may be adopted.

5.           Disclosure of Information:

(a)	Champion agrees to keep confidential all Confidential Information regarding POW! and not to use any such information except pursuant to his duties for POW!

6.           Miscellaneous.

(a)	This Agreement shall be binding upon the parties hereto, their affiliates and subsidiaries, legal representatives, successors and predecessors in interest, heirs and assigns.

(b)
The invalidity of any provision or part hereof or obligation hereunder, or the contravention thereby of any law, rule or regulation of any State, the Federal Government or any agency, shall not relieve any party from its obligation under, nor deprive any party of advantages of any other provision of this Agreement.

(c)	This agreement shall be governed by and construed under the laws of the State of California.

(d)
All notices under this agreement shall be in writing and shall be sent to the addresses first set forth above, or such other addresses of which either party notifies the other from time to time.  All notices shall be deemed delivered:  when delivered if delivered by hand, the day following being sent, if sent by overnight delivery by a reputable courier services such as Federal Express, or 5 days following mailing, if mailed by first class mail.

(e)
This agreement constitutes the entire Agreement among the parties with respect to the subject matter contained herein and supersedes all prior agreements, understandings, oral or written, with respect to the subject matter contained herein.  This Agreement may not be amended, modified or terminated except in writing executed by each of the parties hereto.

In Witness Whereof, the parties hereto have signed, or caused to be signed this agreement as of the date first set forth herein.

Gill Champion	POW! Entertainment, Inc.

By:	By: